EXHIBIT 23


                    CONSENT OF INDEPENDENT AUDITORS
                    -------------------------------




THE BOARD OF DIRECTORS AND STOCKHOLDERS
AIR METHODS CORPORATION:


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370
and 33-75742) and Form S-3 (Nos. 33-59690 and 33-75744) of Air Methods
Corporation of our report dated February 7, 1997 relating to the consolidated balance sheets of Air Methods Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995, the six months ended
December 31, 1994, and the year ended June 30, 1994, which report appears in the December 31, 1996 Annual Report on Form 10-K of Air Methods Corporation.


                                   KPMG PEAT MARWICK LLP
                                   KPMG PEAT MARWICK LLP


Denver, Colorado
March 18, 1997